Exhibit 10.1

SECURED CONVERTIBLE PROMISSORY NOTE

$1,500,000	November 2, 2004

FOR VALUE RECEIVED, the undersigned, Hyperfeed Technologies, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to PICO Holdings, Inc., a California corporation (“Lender”), the principal sum or so much of the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) as may from time to time have been advanced and be outstanding, together with accrued interest as provided herein.  Section M of this Secured Convertible Promissory Note (herein after the “Note”) contains certain defined terms used in this Note.

A.                                   Principal.

1.                                       Advances.  Borrower may from time to time request advances from Lender (individually an “Advance” and collectively the “Advances”) by giving written notice to Lender in accordance with the terms hereof, which notice shall indicate the amount of the Advance requested and the proposed use of the Advance proceeds.  Provided that no Event of Default is in existence and that the requested Advance would not cause an Event of Default to occur, Lender shall make the Advance to Borrower within five (5) days of receipt of Borrower’s notice.  Lender shall not be obligated to make an Advance to the extent that such Advance when aggregated with all Advances would exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate.  Borrower shall not have the right to re-borrow any Advance to the extent that it has been repaid.

2.                                       Use of Proceeds.  The proceeds of Advances shall be used exclusively for working capital and operating expenses of the Borrower, and may not be used for payment of the Senior Indebtedness (as defined below).

B.                                     Interest.  Interest on the unpaid principal balance of this Note shall accrue at the rate of eight percent (8%) per annum compounded monthly commencing on the date Lender first makes an Advance to Borrower, and shall be payable in a single installment at maturity as set forth below.

C.                                     Payment.

1.                                       Scheduled Payment.  Subject to the provisions of Section C.4. below, the entire unpaid balance of principal (subject to conversion of such principal as provided below) and all accrued and unpaid interest shall be due and payable on the day prior to the first anniversary of the date hereof (the “Maturity Date”). Payment of principal and interest hereunder shall be made by check delivered to the Lender at the address furnished to the Borrower for that purpose.

2.                                       Prepayment.  Subject to the provisions of Section C.4. below, Borrower shall have the right at any time and from time to time to prepay, in whole or in part, the principal of this Note, without payment of any premium or penalty.  Any principal prepayment shall be accompanied by a payment of all interest accrued on the amount prepaid through the date of such prepayment.

3.                                       Form of Payment.  Principal and interest and all other amounts due hereunder are to be paid in lawful money of the United States of America in federal or other immediately available funds.

4.                                       Notice Prior to Repayment.  Borrower shall provide Lender with ten (10) business days prior written notice of its intention to make repayment of this Note, whether before or after the Maturity Date, so that Lender may elect, in its sole discretion, to exercise its Conversion Rights (as defined herein).

D.                                    Conditions of Advances.

1.                                       Conditions Precedent to Initial Advance.  The obligation of Lender to make the initial Advance is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

(a)                                  this Note;

(b)                                 a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Note;

(c)                                  UCC National Form Financing Statement;

(d)                                 payment of the fees and Lender Expenses in the amount of $9659.00;

(e)                                  to provide evidence of insurance which satisfies the requirements of Section 7 hereof; and

(f)                                    a stock certificate representing the number of shares of Common Stock of the Borrower equal to: (1) $75,000;  divided by (2) the price per share of the Common Stock of the Borrower on the date of this Note (such shares the “Commitment Shares”) .

(g)                                 such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

2.                                       Conditions Precedent to all Advances.  The obligation of Lender to make any Advance, is further subject to the following conditions:

(a)                                  the representations and warranties contained herein shall be true and correct in all material respects on and as of the date of such request for Advance and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Advance (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each

Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the material accuracy of the facts referred to in this Section.

(b)                                 Borrower has borrowed the maximum amount permissible under the Senior Loan Documents (as defined below), as amended, such amount has been outstanding for at least forty five (45) days and Borrower has provided evidence of the foregoing reasonably satisfactory to Lender.  Lender may waive the requirements of this Section D.2.(b) by providing writing of such waiver to Borrower.

(c)                                Borrower’s tangible net worth, as determined in accordance with U.S. general accepted accounting principals, at the end of the calendar month prior such Advance, is at least $3,000,000.

(d)                                 Borrower’s ratio of EBITDA (earnings before interest, taxes, depreciation and amortization) to debt service at the end of the calendar month prior to such Advance is at least 3.00 to 1.00.

Notwithstanding the foregoing, Lender may waive the requirements of Section D.2.(c) and Section D.2.(d) by providing writing of such waiver to Borrower.

E.                                      Security Interest.

1.                                       Grant of Security Interest.  Borrower grants and pledges to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Secured Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, perfected security interest in the presently existing Collateral, and will constitute a valid, perfected security interest in Collateral acquired after the date hereof in each case, subject to any Lien permitted hereunder and Permitted Liens.

F.                                      Subordination.  Except as provided in the immediately following sentence, for so long as no event of default on the Senior Indebtedness (as defined below) has occurred and is continuing, Borrower shall make no payment of principal on account of the Senior Indebtedness until prior payment in full of the Secured Obligations.  Notwithstanding the preceding sentence, if for any period the Borrower does not maintain (1) tangible net worth, as determined in accordance with U.S. general accepted accounting principals (as determined as the end of each calendar month) of at least $3,000,000 and (2) a ratio of EBITDA (earnings before interest, taxes, depreciation and amortization) to debt service (as determined at the end of each calendar month) of at least 3.00 to 1.00, Borrower shall not be prohibited hereunder from making  payments of principal on account of the Senior Indebtedness prior to payment in full of the Secured Obligations during such period.  After, and during the continuance of, an event of default on the Senior Indebtedness, the indebtedness evidenced by this Note is expressly subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of Borrower.

1.                                       Definition of Senior Indebtedness.  “Senior Indebtedness” means the principal of (and premium, if any), unpaid interest on and amounts reimbursed, fees, expenses, costs of enforcement and other amounts due in connection with any indebtedness of Borrower with respect to that certain Promissory Note and that certain Security Agreement, each dated as of June 1, 2004, by and between Borrower and Lakeside Bank (the “Senior Loan Documents”).

2.                                       Insolvency Proceedings.  If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of Borrower, no amount shall be paid by Borrower in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full.

3.                                       Subrogation.  After, and during the continuance of, an event of default on the Senior Indebtedness, subject to the payment in full of all Senior Indebtedness, Lender’s rights under this Note shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section) to receive payments and distributions of assets of  Borrower applicable to the Senior Indebtedness.  No such payments or distributions applicable to the Senior Indebtedness shall, as between Borrower and its creditors, other than the holders of Senior Indebtedness and Lender, be deemed to be a payment by Borrower to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness to which Lender would be entitled except for the provisions of this Section shall, as between Borrower and its creditors, other than the holders of Senior Indebtedness and Lender, be deemed to be a payment by Borrower to or on account of the Senior Indebtedness.

G.                                     Representations and Warranties.  Borrower represents and warrants to Lender that:

1.                                       Collateral.  Borrower is the true and lawful owner of the Collateral, having good and marketable title thereto, free and clear of any and all Liens other than Liens and security interests granted to Lender hereunder and the Permitted Liens set forth on the Schedule.  Borrower shall not create or assume or permit to exist any such Lien on or against any of the Collateral except as created or permitted by the Loan Documents and Permitted Liens, and Borrower shall promptly notify Lender of any such other Lien against the Collateral and shall defend the Collateral against, and take all such action as may be necessary to remove or discharge, any such Lien.

2.                                       Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any material agreement to which it is a party or by which it is bound.

3.                                       Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business.  No part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim, to the knowledge of Borrower, has been made that any part of the Intellectual Property Collateral violates the rights of any third party.  Except as set forth in the Schedule of Exceptions, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

4.                                       Name; Location of Chief Executive Office.  Except as set for in this Section 4, Borrower has not done business under any name other than that specified on the signature page hereof and under the names of PCQuote.com and PCQuote, Inc. (through June 30, 2003) and under the name of HyperWare, Inc since June 30, 2003.  The chief executive office of Borrower is located at the address listed in Section M.3. hereof.  All of Borrower’s inventory and equipment are located at the  address located in Section M.3 and the addresses in New York (50 Broadway, Suite 2900, New York, NY  10004), California (388 Market St, Suite 1050, San Francisco, CA  94111), Aurora (600 N. Commons Drive, Suite 100, Aurora, IL  60504 and 4313 Western Avenue, Lisle, IL 60532.

5.                                       Litigation.  There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a material adverse effect on the business assets or financial condition of Borrower, or a material adverse effect on Borrower’s interest or Lender’s security interest in the Collateral (collectively, a “Material Adverse Effect”).

6.                                       Solvency, Payment of Debts.  Borrower is solvent and able to pay its debts (including trade debts) as they mature.

7.                                       Taxes.  Borrower has filed or caused to be filed all tax returns required to be filed by Borrower, and has paid, or has made adequate provision for the payment of, all taxes reflected in such tax returns.

8.                                       Government Consents.  Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for, and the absence of which would not cause a material adverse effect upon, the continued operation of Borrower’s business as currently conducted.

H.                                    Affirmative Covenants. Borrower covenants and agrees that, until payment in full of all Secured Obligations, and until such time that Lender has no further obligation to make an Advance, Borrower shall do all of the following

1.                                       Repayment of Other Indebtedness.  Borrower hereby agrees that it will not make any payment of principal in connection with the Senior Indebtedness, or permit any of its subsidiaries to make any such payment, except in accordance with Section F hereof.  With respect to indebtedness other than the Senior Indebtedness, Borrower hereby agrees that it will not repay any indebtedness, or permit any of its subsidiaries to make any such payment, incurred after the date hereof.

2.                                       Perfection of Security Interest.  Borrower agrees to take all actions requested by Lender and reasonably necessary to perfect, to continue the perfection of, and to otherwise give notice of, the Lien granted hereunder, including, but not limited to, execution of financing statements.

3.                                       Good Standing.  Borrower shall maintain its corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect upon the Borrower.   Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

4.                                       Government Compliance.  Borrower shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

5.                                       Financial Statements, Reports, Certificates.  Borrower shall deliver to Lender such budgets, projections, operating plans, financial statements and other financial information as Lender may reasonably request from time to time, including, but not limited to monthly variance reports and monthly cash flow reports.

6.                                       Taxes.  Borrower shall make due and timely payment or deposit of all federal and state income taxes, and all other material local taxes, assessments, or contributions required of it by law.

7.                                       Insurance.

(a)                                  Borrower, at its expense, shall keep the Collateral insured against loss or damage in such amounts as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)                                 All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Lender.  Subject to the Lien in favor of the Senior Indebtedness, all such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee thereof, and all liability insurance policies shall show Lender as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Lender before canceling its policy for any reason.  Upon Lender’s request, Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Lender, be payable to Lender to be applied on account of the obligations under the Loan Documents.

8.                                       Registration of Intellectual Property Rights.

(a)                                  (intentionally left blank)

(b)                                 Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights which are necessary to the conduct of its business, (ii) use its reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Lender in writing of infringements detected and (iii) not allow any Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

(c)                                  Lender may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Lender have the right, but not the obligation, to take, at Borrower’s sole reasonable expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) calendar days’ notice to Borrower.  Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the exercise of its rights under this Section.

9.                                       Filings.  Borrower shall file all reports and other information and documents which it is required to file with the Securities and Exchange Commission or The NASDAQ Stock Market, in connection with this Note or otherwise.

10.                                 Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Note.

I.                                         Negative Covenants. Borrower covenants and agrees that, until payment in full of all Secured Obligations, and until such time as Lender has no further obligation to make an Advance, Borrower will not do any of the following without express written consent of Lender:

1.                                       Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), all or any part of its business or property, other than:  (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses for the use of the property of Borrower in the ordinary course of business; or (iii) Transfers of worn-out or obsolete equipment.

2.                                       Change in Business; Change in Control or Executive Office.  Engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or without thirty (30) days prior written notification to Lender, relocate its chief executive office or state of incorporation; or without Lender’s prior written consent, change the date on which its fiscal year ends.

3.                                       Mergers or Acquisitions.  Merge or consolidate or agree to merge or consolidate, with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person.

4.                                       Indebtedness. Create, incur, assume or be or remain liable with respect to any indebtedness for borrowed money (other than trade debt), other than the Senior Indebtedness.

5.                                       Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts, except for Permitted Liens and Liens disclosed on the Schedule.  Agree with any Person other than Lender -not to grant a security interest in, or otherwise encumber, any of its property.

6.                                       Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.                                       Investments.  Directly or indirectly acquire or own, or make any investment in or to any Person, or permit any of its subsidiaries so to do, other than investments set forth on the Schedule; or maintain or invest any of its property with a Person unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender; or suffer or permit any subsidiary to be a party to, or be bound by, an agreement that restricts such subsidiary from paying dividends or otherwise distributing property to Borrower.

8.                                       Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

9.                                       Negative Pledge Agreements.  Other than the Senior Loan Documents, permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower’s property.

J.                                        Events of Default.

1.                                       Definition of Event of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)                                  Borrower’s breach of the obligation to pay any amount of the Secured Obligations on the date that it is due and payable;

(b)                                 Borrower’s failure to perform, keep or observe any of its covenants, conditions, promises, agreements or obligations under any of the Loan Documents or any other agreement with any Person if such failure may have a material adverse effect on Borrower’s assets, operations or condition, financial or otherwise;

(c)                                  Borrower’s commencement of voluntary bankruptcy proceedings, or Borrower’s filing of a petition or answer or consent seeking reorganization or release, under the federal Bankruptcy Code, or any other applicable federal or state law relating to creditor rights and remedies, or Borrower’s consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Borrower or of any substantial part of its property, or Borrower’s making of an assignment for the benefit of creditors, or the taking of corporate action in furtherance of such action;

(d)                                 the loss, theft, damage or destruction of, or sale (other than in the ordinary course of business), lease or furnishing under a contract of service of, any material portion of the Collateral;

(e)                                  the creation (whether voluntary or involuntary) of, or any attempt to create, any Lien upon any of the Collateral, other than the Permitted Liens, or any levy, seizure or attachment of any material portion thereof;

(f)                                    the occurrence and continuance of any default under any lease or agreement for borrowed money that gives the lessor or the creditor of such indebtedness, as applicable, the right to accelerate the lease payments or the  indebtedness, as applicable, or the right to exercise any rights or remedies with respect to any of the Collateral; or

(g)                                 the entry of any judgment or order against Borrower which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

2.                                       Rights and Remedies on Event of Default.

(a)                                  During the continuance of an Event of Default, - Lender shall have the right, itself or through any of its agents, with or without notice to Borrower (as provided below), as to any or all of the Collateral, by any available judicial procedure, or without judicial process (provided, however, that it is in compliance with the UCC), to exercise any and all rights afforded to a secured party under the UCC or other applicable law.  Without limiting the generality of the foregoing, Lender shall  — have the right to sell or otherwise dispose of all or any part of the Collateral, either at public or private sale, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such terms and conditions, all as Lender, in its reasonable discretion, may deem advisable, and it shall have the right to purchase at any such sale.  Borrower agrees that a notice sent at least fifteen (15) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made shall be reasonable notice of such sale or other disposition.  The proceeds of any such sale, or other Collateral disposition shall be applied, first to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to Lender’s reasonable attorneys’ fees and legal expenses, and then to the Secured Obligations and to the payment of any other amounts required by applicable law, after which Lender shall account to Borrower for any surplus proceeds.  If, upon the sale or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which Lender is legally entitled, Borrower shall be liable for the deficiency, together with interest thereon, and the reasonable fees of any attorneys Lender’s employs to collect such deficiency; provided, however, that the foregoing shall not be deemed to require Lender to resort to or initiate proceedings against the Collateral prior to the collection of any such deficiency from Borrower.  To the extent permitted by applicable law, Borrower waives all claims, damages and demands against Lender arising out of the retention or sale or lease of the Collateral or other exercise of Lender’s rights and remedies with respect thereto.

(b)                                 To the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take or insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisal of the Collateral or any part thereof, prior to any sale or sales thereof to be made pursuant to any provision herein contained, or the decree, judgment or order of any court of competent jurisdiction; or, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, hereby expressly waives all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.

(c)                                  Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all Borrower’s right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the Collateral sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against all persons and entities claiming the Collateral sold or any part thereof under, by or through Borrower, its successors or assigns.

(d)                                 Borrower appoints Lender, and any officer, employee or agent of Lender, with full power of substitution, as Borrower’s true and lawful attorney-in-fact, effective as of the date hereof, with power, in its own name or in the name of Borrower, during the continuance of an Event of Default -, to endorse any notes, checks, drafts, money orders, or other instruments of payment in respect of the Collateral that may come into Lender’s possession, to sign and endorse any drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to Collateral; to pay or discharge taxes or Liens at any time levied or placed on or threatened against the Collateral; to demand, collect, issue receipt for, compromise, settle and sue for monies due in respect of the Collateral; to notify persons and entities obligated with respect to the Collateral to make payments directly to Lender; and, generally, to do, at Lender’s option and at Borrower’s expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve and realize upon the Collateral and Lender’s security interest therein to effect the intent of the Loan Documents, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney shall be irrevocable as long as any of the Secured Obligations are outstanding.

(e)                                  All of Lender’s rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

K.                                    Conversion Right.

1.                                       Conversion Right.  Lender shall have the right (the “Conversion Right”), in its sole discretion, at any time and from time to time to elect to convert all or any part of the Secured

Obligations into that number of shares of Common Stock of Borrower as is obtained by dividing (a) the total amount of Secured Obligations by (b) the lesser of the (i) price per share of the Common Stock on the date of the Lender’s election to exercise its Conversion Right or (ii) the price per share of the Common Stock on the date hereof.  Notwithstanding the foregoing, at no time shall the number of shares of Common Stock issued, or issuable, in aggregate, pursuant to the Conversion Right be greater than Six Hundred Eleven Thousand (611,000) shares minus the Commitment Shares.

2.                                       Exercise of Conversion Right.  To convert any of the Secured Obligations into shares of Common Stock, Lender shall deliver to Borrower a written notice of election to exercise the Conversion Right (the “Conversion Notice”).  Borrower shall, as soon as practicable thereafter, issue and deliver to Lender a certificate or certificates, registered in Lender’s name, for the number of shares of Common Stock to which Lender shall be entitled by virtue of such exercise.  The conversion of the Secured Obligations shall be deemed to have been made on the date that Borrower receives the Conversion Notice (the “Conversion Date”) and Lender shall be treated for all purposes as the record holder of the Conversion Shares as of such date.

3.                                       Fractional Shares.  Borrower shall not issue fractional shares of Common Stock or scrip representing fractional shares of Common Stock upon exercise of the Conversion Right.  As to any fractional share of Common Stock which Lender would otherwise be entitled to purchase from Borrower upon such exercise, Borrower shall purchase from Lender such fractional share at a price equal to an amount calculated by multiplying such fractional share (calculated to the nearest 1/100th of a share) by the price per share of Common Stock on the Conversion Date.  Payment of such amount shall be made in cash or by check payable to the order of Lender at the time of delivery of any certificate or certificates arising upon such exercise.

L.                                      Registration Rights.  Concurrent with the execution and delivery of this Note, Borrower shall take all actions necessary to cause Lender, upon the exercise of the Conversion Right provided for herein, to have the similar registration and similar liquidity rights as the rights granted to the participants in HyperFeed’s Private Placement dated May 15, 2003 and during the term of this Note no stockholder of Borrower shall have more favorable registration or other liquidity rights than the rights granted to Lender pursuant to this Section.

M.                                 Other Provisions.

1.                                       Definitions.  As used herein, the following terms shall have the following meanings:

“Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Lender’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Collateral” means the Intellectual Property Collateral and the property described on Exhibit A attached hereto.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)                                  Copyrights, Trademarks and Patents;

(b)                                 Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)                                  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)                                 Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)                                  All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)                                    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)                                 All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Insolvency Proceeding” means any proceeding commenced by conforms to J.1(c) any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any agreement to give or refrain from giving a lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind.

“Loan Documents” means, collectively, this Note, any note or notes executed by Borrower and issued to Lender, and any other agreement entered into in connection with this Note, all as amended or extended from time to time.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Liens” means:  (i) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against Borrower with respect to which Borrower at the time shall currently be prosecuting an appeal or proceedings for review; (ii) Liens for taxes not yet subject to penalties for nonpayment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings and for which, to the extent required by U.S. generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by Borrower; (iii) Liens securing the Senior Indebtedness (iv) liens securing the purchase price or lease of any goods, which liens attached only to the goods being purchased or leased, (v) liens securing security bonds, bid bonds, performance bonds and other similar items, (vi) liens in the form of deposits or pledges  in connection with worker’s compensation, social security unemployment compensation or other similar matter, and (vii) liens existing as of the date hereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, person or governmental agency.

“Secured Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrower pursuant to the Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UCC” means the Uniform Commercial Code in effect from time to time in the relevant jurisdiction.

2.                                       Governing Law; Venue.  The Loan Documents shall be governed by the laws of the State of California, without giving effect to conflicts of law principles.  Borrower and Lender agree that all actions or proceedings arising in connection with the Loan Documents shall be tried and litigated only in the state and federal courts located in the City of San Diego, County of San

Diego, State of California or, at Lender’s option, any court in which Lender determines it is necessary or appropriate to initiate legal or equitable proceedings in order to exercise, preserve, protect or defend any of its rights and remedies under the Loan Documents or otherwise or to exercise, preserve, protect or defend its Lien, and the priority thereof, against the Collateral, and which has subject matter jurisdiction over the matter in controversy.  Borrower waives any right it may have to assert the doctrine of forum non conveniens or to object to such venue, and consents to any court ordered relief.  Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be promptly served and shall confer personal jurisdiction if served by registered or certified mail to Borrower.  The choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum, or the taking of any action under the Loan Documents to enforce the same, in any appropriate jurisdiction.

3.                                       Notices.  Any notice or communication required or desired to be served, given or delivered hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:

If to Lender:	James F. Mosier, Esq.
General Counsel and Secretary
PICO Holdings, Inc.
875 Prospect Street, Suit 301
La Jolla, CA 92037
Phone: 858.456.6022
Fax: 858.456.6480

If to Borrower:	Randall J. Frapart
Senior Vice President and Chief Financial Officer
Hyperfeed Technologies, Inc.
300 South Wacker Drive, #300
Chicago, IL 60606

or to such other address as each party designates to the other by notice in the manner herein prescribed.  Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by national overnight delivery service, (iii) mailed by first-class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) sent via telecopy machine with a duplicate signed copy sent on the same day as provided in clause (ii) above.  Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) business days after its deposit in the United States mail, and notice telecopied as provided in clause (iv) above shall be effective upon receipt of such telecopy if the duplicate signed copy is sent under clause (iv) above.  Notice given in any other manner described in this section shall be effective upon receipt by the addressee thereof; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.

4.                                       Lender’s Rights; Borrower Waivers.  Lender’s acceptance of partial or delinquent payment from Borrower hereunder, or Lender’s failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Borrower hereunder, or any right of Lender hereunder, and shall not affect in any way the right to require full performance at any time thereafter.   Borrower waives presentment, diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.  In any action on this Note, Lender need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Lender be a true and correct copy of this Note in all material respects.

5.                                       Enforcement Costs.  Borrower shall pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses Lender expends or incurs in connection with the enforcement of the Loan Documents, the collection of any sums due thereunder, any actions for declaratory relief in any way related to the Loan Documents, or the protection or preservation of any rights of the holder thereunder.

6.                                       Severability.  Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note.

7.                                       Amendment Provisions.  This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Borrower and Lender.

8.                                       Binding Effect.  This Note shall be binding upon, and shall inure to the benefit of, Borrower and the holder hereof and their respective successors and assigns; provided, however, that Borrower’s rights and obligations shall not be assigned or delegated without Lender’s prior written consent, given in its sole discretion, and any purported assignment or delegation without such consent shall be void ab initio.

9.                                       Time of Essence.  Time is of the essence of each and every provision of this Note.

10.                                 Headings.  Section headings used in this Note have been set forth herein for convenience of reference only.  Unless the contrary is compelled by the context, everything contained in each section hereof applies equally to this entire Note.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed as of the date first above written.

BORROWER:
HYPERFEED TECHNOLOGIES, INC.

By:	/s/ Randall J. Frapart

Title:	SVP and CFO

LENDER:
PICO HOLDINGS, INC.

By:	/s/ Max Webb

Title:	CFO

DEBTOR:	Hyperfeed Technologies, Inc.
SECURED PARTY:	PICO Holdings, Inc.

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO SECURED CONVERTIBLE PROMISSORY NOTE

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)                                all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)                               all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)                                all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)                               all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or  licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)                                any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2004.

EXHIBIT B

Copyrights

Description	Registration Number	Registration Date
None

EXHIBIT C

Patents

Description	Registration/ Application Number	Registration/ Application Date
None

EXHIBIT D

Trademarks

Description	Registration/ Application Number	Registration/ Application Date
None

Schedule of Exceptions

Section G3

Borrower is a party to Senior Indebtedness (as defined in F1) which is secured by Intellectual Property Collateral, among other things.